UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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REED'S, INC.
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO RESCUE REED’S JEFFREY T. GLIDDEN JEFFREY V. HEMBROCK EDWIN R. LOZANO JAMES G. MCRITCHIE GARY W. SPIRO MATHEW D. TEKULSKY
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Edwin R. Lozano, together with the other participants named herein (collectively, “The Committee to Rescue Reed’s”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the upcoming 2016 annual meeting of stockholders of Reed’s, Inc., a Delaware corporation.

On August 24, 2016, The Committee to Rescue Reed’s issued the following press release:

The Committee to Rescue Reed’s Nominates Five Highly Qualified Director Candidates for Election at Reed’s 2016 Annual Meeting

Believes That Immediate and Meaningful Change Is Required to Ensure Reed’s Is Being Run in a Manner Consistent with the Best Interests of All Shareholders

States That the 2016 Annual Meeting Represents a Critical Opportunity for Shareholders to Elect Independent, Highly Qualified Directors

Believes That Now is the Moment for Shareholders to Send a Clear Message to Chairman and CEO Chris Reed That the Value-Destroying Status Quo is Unacceptable

NEW YORK, NY August 24, 2016 – The Committee to Rescue Reed’s (“The Committee”) announced today that it has formally nominated five highly qualified, independent candidates for election to the Reed’s, Inc. (NYSE MKT:REED) (“Reed’s” or the “Company”) board of directors (the “Board”) at the Company’s upcoming 2016 annual meeting.

The Committee issued the following statement regarding the need for change at Reed’s:

“Since going public, Reed’s has been plagued by poor financial performance and serious corporate governance deficiencies. For evidence of these serious corporate governance deficiencies, shareholders need to look no further than the following set of troubling facts: (i) two of the four current members of the Board include the Chairman and CEO and his spouse, (ii) one of the independent directors has been cited by Institutional Shareholder Services for his failure ‘to attend at least 75 percent of his board and committee meetings since 2009’, (iii) the Board has allowed the other current independent director to serve despite his failure to receive majority vote support at the last two annual meetings and (iv) Reed’s received notice from the New York Stock Exchange for its failure to meet the standards for continued listing.”

“In recent months, members of The Committee have made multiple attempts to engage in good faith dialogue with Chairman and CEO Chris Reed in order to avoid a potentially costly and time consuming proxy contest. Unfortunately, their efforts were met with deafening silence from Mr. Reed. The Committee is concerned that the Company’s exceptionally poor operating performance will continue to deteriorate and that each shareholder’s investment runs the risk of being entirely destroyed unless new, independent voices are added in the boardroom.”

“The Committee had hoped to work constructively with the Board to address its concerns. Unfortunately, it is as if Reed’s does not have a functioning Board to engage with. Additionally, Mr. Reed has been entirely unresponsive to date. These circumstances have left us with no choice but to nominate a slate of highly qualified and independent candidates with the relevant skill sets required to address the Company’s serious shortcomings. The Committee has nominated Jeffrey T. Glidden, Jeffrey V. Hembrock, Edwin R. Lozano, James G. McRitchie and Mathew D. Tekulsky, who are committed to dramatically improving Reed’s operating performance and instituting best in class governance practices at Reed’s.”

The Committee’s nominees are:

•	Jeffrey T. Glidden – twenty-five years of experience in global operations, supply chain optimization, and general management with expertise in the consumer foods and beverages industry.
•	Jeffrey V. Hembrock – over 38 years of experience in the brewing industry holding numerous senior executive positions at Miller Brewing Company.
•	Edwin R. Lozano – over 25 years of experience in sales, marketing and general management with expertise in the consumer foods and beverages industry.
•	James G. McRitchie – highly regarded expert in corporate governance with a long-standing dedication to shareholder advocacy.
•	Mathew D. Tekulsky – long-term investor in Reed’s with substantial financial expertise with an emphasis in the consumer foods and beverages industry.

Investor Contact:

Edwin R. Lozano

The Committee to Rescue Reed's

erlozano@rcn.com

Andrew M. Freedman

Olshan Frome Wolosky LLP

AFreedman@olshanlaw.com

INFORMATION CONCERNING THE PARTICIPANTS

Edwin R. Lozano, together with the other the participants named herein (collectively, “The Committee to Rescue Reed’s”) intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of five highly-qualified director nominees at the 2016 annual meeting of stockholders of Reed’s, Inc., a Delaware corporation (the “Company”).

THE COMMITTEE TO RESCUE REED’S STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Jeffrey T. Glidden, Jeffrey V. Hembrock, Edwin R. Lozano, James G. McRitchie, Gary W. Spiro and Mathew D. Tekulsky (collectively, the “Participants”).

As of the date hereof, Mr. Lozano beneficially owned 125,954 shares of Common Stock. As of the date hereof, Mr. McRitchie beneficially owned 22,779 shares of Common Stock. As of the date hereof, Mr. Spiro beneficially owned 94,051 shares of Common Stock. As of the date hereof, Mr. Tekulsky beneficially owned 107,500 shares of Common Stock. As of the date hereof, Messrs. Glidden and Hembrock do not beneficially own any shares of Common Stock.